Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:                                                                    January 15, 2008

Contact:                                                   Anne-Marie Wright, Vice President of Corporate Communications

Phone:                                                           (801) 208-4167  e-mail: awright@merit.com

MERIT MEDICAL TO REPORT RESULTS AHEAD OF PREVIOUSLY ANNOUNCED FORECASTS

SOUTH JORDAN, UTAH — Merit Medical Systems, Inc. (Nasdaq: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, announced today that it expects to report results for the fourth quarter and year, ended December 31, 2007, which exceed the Company’s previously announced forecasts.

                Previously, the Company had expressed its belief that fourth-quarter gross margins could be approximately 100 basis points below its gross margins for the third quarter of 2007, due primarily to negative variances associated with transfers of product to an off-shore contract manufacturer, the planned reduction of inventory levels as well as the Company’s annual holiday shutdown.

                Based on the information currently available to the Company, management believes stronger than expected fourth quarter sales of more than $54 million, a favorable product mix and higher productivity from existing operations contributed to gross margins of approximately 39.8%, 60 basis points ahead of the Company’s gross margins for the third quarter, ended September 30, 2007, and the Company’s highest quarterly gross margin level in over two years.

                Earlier in 2007, the Company, which had previously expressed its belief that earnings per share would be in the range of $0.52-0.55 for the year 2007, indicated its belief that earnings would be on the low end of that range due to the slowdown of overall cardiovascular procedures.  However, due to the previously mentioned factors as well as a focused effort on reducing costs and completing several automation projects, management anticipates that the Company’s earnings will be near the high side of that range.

                While sales grew at approximately 9% for the year ended December 31, 2007, the Company managed to reduce inventory levels by more than $4 million.

                The Company cautioned that these estimates are unaudited and are subject to modification or revision in the course of completing the Company’s year-end financial review and audit of the Company’s financial results.

                “In late 2006 we identified a number of necessary changes and opportunities for 2007,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “The plan was formulated, and the staff executed the plan with great skill.  Many times during the year we discussed our plan for increasing gross margins and earnings with the investment community.  Our full year, and especially our third and fourth quarter results, suggest that we should have momentum as we move into 2008.”

                Merit’s management will hold a conference call to discuss the preliminary results for 2007 today (Tuesday, January 15th, 2008) at 4:00 p.m. Eastern Standard Time (3:00 p.m. Central, 2:00 p.m. Mountain, and 1:00 p.m. Pacific).  The telephone numbers to call are (domestic) 800-257-7063; and (international) 303-262-2140.

                A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.  To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players.  Just click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page.  The webcast will be archived on both sites.  There is no other replay access to the call.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals.  Merit employs approximately 1,520 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.  For additional information, visit Merit’s web site at www.merit.com.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; key personnel; work stoppage or transportation risks;  modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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